Exhibit 99.1

Investor Contact Information:

Anthony Cosentino

Executive Vice President

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group Announces Expansion into the Bowling Green, Ohio Market

New Banking Center Open for Business

DEFIANCE, Ohio, November 13, 2017 – SB Financial Group, Inc. (NASDAQ: SBFG), (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking and wealth management services, announced the opening of its full-service banking center located at 1232 N. Main Street, Bowling Green, Ohio.

The Bowling Green banking center will provide customers with personalized solutions for all their banking needs. Leading the entrance into the Bowling Green market and the surrounding areas will be Market Executive Mark Cassin. Mr. Cassin joined the State Bank team in August 2016 as the Market Executive for the Bowling Green region.

“We are pleased to announce our expansion into this market,” said Chairman, President and CEO, Mark Klein. “Bowling Green is a natural extension of our current presence in Toledo and Findlay, Ohio, and demonstrates our continued commitment to strengthening our market position along the I-75 corridor.”

“My team and I are big fans of the Bowling Green community,” said Cassin. “We are all excited to be given this opportunity to serve the businesses and citizens of Bowling Green.”

About SB Financial Group, Inc.

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company with two operating subsidiaries: State Bank and DCM. State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client group services, mortgage banking and commercial and agricultural lending, operating through a total of 20 banking centers; 19 in nine Ohio counties and one center in Fort Wayne, Indiana, and 24 full-service ATMs. The Company has six loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. DCM provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s preferred stock is listed on the NASDAQ under the symbol “SBFGP”.

In May 2017, SB Financial was ranked #145 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”).

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